Exhibit 99.1

Capitala Finance Corp. Releases 2013 Year-End Update

CHARLOTTE, NC, January 9, 2014 (GLOBE NEWSWIRE)/ — Capitala Finance Corp. (NasdaqGS: CPTA) (“Capitala” or the “Company”) today released an update of its investment activity for the fourth quarter of 2013, as well as the beginning of 2014.

In describing Capitala’s activities in the fourth quarter of 2013 and the early days of 2014, Joseph B. Alala, III, Capitala’s Chairman, President and Chief Executive Officer, stated, “Updating our shareholders on deployments during the fourth quarter of 2013 and the beginning of 2014 is important to us. Rather than waiting for the annual report on Form 10-K, we wanted to provide our shareholders and the public with a progress report since our initial public offering, which closed on September 30, 2013, the last day of our third fiscal quarter. As part of this update, we’re pleased to announce continued new origination activity in our portfolio of investments in smaller to lower middle market companies. We believe that our new investment activity in the fourth quarter of 2013 and early days of 2014, combined with the recent addition of experienced investment professionals to our investment adviser’s origination and operational platform, position us to further capitalize on what we believe are the superior risk-adjusted investment opportunities present in the smaller end of the middle market. We look forward to providing additional financial and operational details in our 10-K filing, in respect of the fourth quarter, as well as the full 2013 fiscal year, in early March.”

Recent Deployments in 2013 and 2014

During the fourth quarter of 2013 and through January 2, 2014, we deployed approximately $43.4 million in new portfolio investments, including investments in 3 new portfolio companies ($29.3 million) and follow on investments in 4 existing portfolio companies ($14.1 million). These new portfolio investments were comprised of senior secured debt investments, subordinated debt investments and investments in preferred and common equity issued by smaller to lower middle market companies. Since October 1, 2013, Capitala:

•	invested approximately $6.0 million in the Series A preferred equity of Crowley Holdings Preferred, LLC, a marine solutions, transportation and logistics company;

•	invested approximately $2.1 million in the senior secured debt of Source Capital SSCR, LLC, an existing portfolio company;

•	invested approximately $9.6 million in the subordinated debt and approximately $1.5 million in the common stock of TCE Holding Company, an existing portfolio company;

•	invested approximately $0.7 million in the senior secured debt of Media Market Group, LLC, an existing portfolio company;

•	invested approximately $0.3 million in the Series F preferred equity of Impresa Aerospace, LLC, an existing portfolio company;

•	invested approximately $15.0 million in the senior secured debt of Sierra Hamilton LLC, a provider of drilling-related engineering and consulting services to oil and gas exploration and production companies; and

•	invested approximately $8.3 million in the senior secured debt of Velum Global Credit Management LLC, a global purchaser and servicer of non-performing consumer debt with primary operations in Sao Paulo, Brazil.

On an aggregate basis, we received total repayments of debt principal from portfolio companies during the fourth quarter of 2013 and through January 2, 2014 totaling approximately $2.0 million. During the fourth quarter of 2013, Capitala exited its existing investments and controlling position in Best In Class Holdings – Capitala’s $1.46 million subordinated debt investment was fully repaid in cash at par and its Series A and Series B preferred equity investments were exchanged for cash proceeds of $0.5 million plus a contingent sales royalty.

Other Activity

During the fourth quarter of 2013, the Company filed an application for an exemptive relief order with the U.S. Securities and Exchange Commission (“SEC”) which, if granted, would permit the Company, among other things, to be subject to modified consolidated asset coverage requirements for senior securities issued by a business development company and its small business investment company (“SBIC”) subsidiaries. If Capitala receives such an exemptive relief order from the SEC (effectively excluding SBA-guaranteed debentures issued by Capitala’s SBIC subsidiaries from Capitala’s asset coverage calculation), the application of the Investment Company Act of 1940’s asset coverage requirements would no longer include Capitala’s SBIC subsidiaries’ $202.2 million of SBA-guaranteed debentures outstanding as of September 30, 2013.

ABOUT CAPITALA FINANCE CORP.

Capitala is an externally-managed business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to a lesser extent, equity securities issued by smaller and lower middle-market companies. The Company is managed by Capitala Investment Advisors, LLC.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Words such as “believe”, “intend”, “expect”, “project”, “anticipate” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Capitala’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Capitala Finance Corp.

Stephen A. Arnall, CFO

sarnall@capitalagroup.com

704-376-5502